Exhibit 99.1

For Immediate Release

Perficient, Inc.
Bill Davis
314-529-3555
bill.davis@perficient.com

Perficient Reaffirms Revenue Guidance for Third Quarter

AUSTIN, Texas, October 6, 2008 – Perficient, Inc., (Nasdaq: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America today reaffirmed its revenue guidance for the third quarter ended September 30th.

The company reaffirms the previously disclosed guidance for third quarter 2008 services and software revenue, including reimbursed expenses, to be in the range of $56.3 million to $60.6 million, comprised of $55.1 million to $58.1 million of revenue from services including reimbursed expenses and $1.2 million to $2.5 million of revenue from sales of software. The guidance range of services revenue including reimbursed expenses would represent services revenue growth of 7.0% to 12.8% over the third quarter of 2007.

About Perficient

Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of 19 offices in North America and three offshore locations, in Eastern Europe, India and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle Certified Partner. For more information, please visit www.perficient.com.

Safe Harbor Statement

Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The “forward-looking” information is based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended June 30, 2008.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.